Exhibit 99.1

For Immediate Release	News Release CONTACT:
Bill Newbould Endo Pharmaceuticals (610) 558-9800

Endo Pharmaceuticals Reports
2002 Fourth Quarter and Full-Year Results
Strong Growth in Sales, EBITDA and Income Highlights Outstanding Performance

CHADDS FORD, Pa., Feb. 13, 2003 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP; ENDPW), a specialty pharmaceutical company with a focus in pain management, today reported financial results for the fourth quarter and year ended December 31, 2002.

Driven by continued strong growth of the company’s lead products, Percocet® and Lidoderm®, net sales increased 45% to $113.5 million compared with $78.5 million for the fourth quarter of 2001. Net income was $21.7 million, or $0.21 per diluted share, versus net income of $8.0 million, or $0.08 per diluted share, in the year-ago fourth quarter. Excluding the impact of certain charges (as set forth in the table below under “Supplemental Financial Information”), net income for the 2002 fourth quarter was $30.1 million, or $0.29 per diluted share. This compares with net income of $10.5 million, or $0.11 per diluted share, in 2001. Consolidated EBITDA for the three months ended December 31, 2002 was $47.9 million compared with $23.6 million in the same period of 2001.

“Endo had several significant achievements during the fourth quarter,” said Carol A. Ammon, chairman and chief executive officer. “We submitted two NDAs, obtained the marketing rights to three patent-protected development products and produced outstanding financial results. It was a fitting way to end what was a very successful year for us, characterized by strong growth combined with continued investment in research and development and sales and marketing, areas that are critical to sustaining that growth.” Ammon stated that, while there can be no assurance, the company believes that 2003 net sales will be approximately $440 million and consolidated EBITDA will be approximately $160 million, thus reiterating the company’s previously announced guidance for 2003. “We believe our achievements in 2002 have built a solid platform for 2003 and beyond.”

During the quarter, the company announced that its wholly owned subsidiary, Endo Pharmaceuticals Inc. (EPI), had submitted two separate NDAs to the FDA – one for oxymorphone extended-release tablets (developed in partnership with Penwest Pharmaceuticals Co.) and the other for oxymorphone immediate-release tablets. In addition, the company reported that EPI licensed from DURECT Corporation the U.S. and Canadian marketing and distribution rights to CHRONOGESIC™ (sufentanil) Pain Therapy System, a patent-protected development product. Also, on December 31, 2002, EPI entered into an agreement with SkyePharma PLC for the U.S. and Canadian marketing and distribution rights to two late-stage, patent-protected development products, DEPOMORPHINE™ and Propofol IDD-D™, anticipated for use in a post-surgical, critical-care setting.

Year-to-Date Results

For the year ended December 31, 2002, net sales grew 58% to $399.0 million, compared with $252.0 million in 2001. Net income was $30.8 million, or $0.30 per diluted share, in 2002 versus a net loss of ($36.5) million, or $(0.40) per diluted share, in 2001. Excluding the impact of certain charges (as set forth in the table below under “Supplemental Financial Information”), net income in 2002 was $82.0 million, or $0.80 per diluted share. This compares with net income of $27.6 million, or $0.30 per diluted share, in 2001. Consolidated EBITDA was $158.1 million in 2002 compared to $79.5 million in 2001.

As previously announced, Endo’s development product MorphiDex® will not be approved by the U.S. Food and Drug Administration by March 31, 2003. As a result:

•	The warrants held by Endo Pharma LLC (an affiliate of Kelso & Company in which certain members of management have an interest) became exercisable on December 31, 2002 into 29.7 million shares of company common stock. Therefore, upon the exercise of these warrants, the outstanding common stock of Endo Pharmaceuticals Holdings Inc. is expected to increase to 131.8 million shares from 102.1 million shares, and Endo Pharma LLC’s ownership of the company will increase to approximately 75% from approximately 68%. Endo Pharma LLC has advised the company that it has exercised this warrant;

•	The Endo Pharma LLC 2000 Supplemental Stock Option Plans became effective on January 1, 2003, resulting in the issuance of approximately 10.7 million stock options to certain employees and members of management. Because approximately 9.2 million of these stock options were immediately vested upon their issuance, the company recorded a non-cash compensation charge of approximately $48.5 million effective January 1, 2003 for the difference between the market price of the common stock and the weighted average exercise price of these stock options of $2.42. No additional shares of company common stock will be issued, however, because these stock options are exercisable only into shares of company common stock that are held by Endo Pharma LLC. Accordingly, these stock options do not dilute the public shareholders.

•	The publicly traded Class A Transferable Warrants (Nasdaq: ENDPW) and Class B Non-Transferable Warrants will expire on March 31, 2003 and have no economic value. Accordingly, the company intends to de-list these warrants upon their expiration.

Supplemental Financial Information

The following table presents a reconciliation of operating income as determined by GAAP to Consolidated EBITDA (as defined by the company’s credit facility and detailed below) for the three months ended December 31, 2002 and December 31, 2001:

	(Unaudited)
	Three Months Ended
	December 31,

	2002	2001

	(in thousands)

GAAP operating income	$39,587	$7,648
Add: Depreciation and amortization	974	12,064
Add: Non-cash manufacturing charges	5,521	3,924
Add: Purchased in-process R&D	6,966	—
Add: Non-recurring manufacturing transfer costs	617	—
Less: Non-cash compensation charge adjustment	(5,747)	—

Consolidated EBITDA	$47,918	$23,636

The following table presents a reconciliation of operating income (loss) as determined by GAAP to Consolidated EBITDA (as defined by the company’s credit facility and detailed below) for the years ended December 31, 2002 and December 31, 2001:

	(Unaudited)
	Year Ended
	December 31

	2002	2001

	(in thousands)

GAAP operating income (loss)	$65,285	$(27,898)
Depreciation and amortization	3,142	49,234
Non-cash manufacturing charges	22,213	20,934
Non-cash compensation charges	34,659	37,253
Purchased in-process R&D	20,300	—
Manufacturing transfer fee	9,000	—
Non-recurring manufacturing transfer costs	3,543	—

Consolidated EBITDA	$158,142	$79,523

Each of 2002 and 2001 included certain items, as follows:

•	During the fourth quarter of 2002, the company substantially completed the manufacture of the estimated launch quantities of its extended-release oxycodone tablets. Due to the uncertainty surrounding the ultimate timing of the product’s final approval and launch, however, an $8.0 million reserve was recorded in the 2002 fourth quarter to fully reserve for this inventory.

•	During the year ended December 31, 2002, the company recorded $34.7 million for non-cash compensation charges related to the vesting of non-dilutive Class C3 stock options. During the third quarter of 2002, the company recorded an estimate based on the probable vesting of these options in the amount of $40.4 million. This amount was adjusted in the fourth quarter based upon the actual vesting occurring on December 31, 2002. The adjustment to the non-cash compensation charge of $5.7 million was recorded in the fourth quarter, reflecting the difference in the market price of the company’s common stock at the end of the fourth quarter of 2002 compared with the third quarter of 2002.

•	During the year ended December 31, 2002, the company recorded $20.3 million for purchased in-process research and development charges related to the previously announced acquisition of BML Pharmaceuticals Inc. During the third quarter of 2002, the company recorded $13.3 million based on preliminary estimates. Based on the final appraisal, it was determined that the fair value of the purchased in-process research and development was approximately $20.3 million. Accordingly, during the fourth quarter of 2002, the company recorded an additional non-cash charge of $7.0 million and a corresponding liability to reflect an additional element of cost of the acquired entity related to the contingent consideration that would be paid to the former owners of BML Pharmaceuticals if the oral mucositis product is approved by the FDA. Upon FDA approval of the oral mucositis product, the former owners of BML Pharmaceuticals will receive a $32.0 million payment in addition to an earn-out based on a percentage of net sales of the product. The former owners of BML Pharmaceuticals also are entitled to receive an earn-out based on a percentage of net sales of certain of the other products in the BML pipeline. If any of this contingent consideration is paid, additional purchase price may be recorded.

•	During the third quarter of 2002, as consideration for transferring the majority of Endo’s manufacturing from Bristol Myers-Squibb Pharma Company to Novartis Consumer Health Inc., the company paid a transfer fee to BMS of $9.0 million.

•	Effective January 1, 2002, Endo adopted the new goodwill accounting standards and will no longer amortize goodwill and workforce-in-place.

•	During the third quarter of 2001, the company recorded $37.3 million for non-cash compensation charges related to the vesting of non-dilutive Class C2 stock options.

•	During the fourth quarter of 2001, Endo determined that the utilization of its deferred tax benefits was more likely than not based on its anticipated future taxable income in the foreseeable future. Accordingly, Endo reversed its valuation reserves that had been recorded against those deferred tax assets. The reversal of the reserves established in connection with the acquisition of Algos Pharmaceutical Corporation in July 2000 was recorded as a reduction of goodwill. The reversal of the reserves recorded subsequent to the Algos acquisition was recorded as an increase to income tax benefit.

•	In addition, during the fourth quarter of 2001, the company extinguished its term loan and recorded a charge of $2.3 million.

Excluding these charges, net income was $30.1 million, or $0.29 per diluted share, for the three months ended December 31, 2002 compared with $10.5 million, or $0.11 per diluted share, in the same period of 2001. Further, excluding these charges, net income was $82.0 million, or $0.80 per diluted share, for the year ended December 31, 2002 compared with $27.6 million, or $0.30 per diluted share, in the same period of 2001. A reconciliation of net income (loss) is as follows:

	(Unaudited)
	Three Months Ended
	December 31
	(in thousands)

	2002	2001

GAAP income before income tax	$39,498	$3,487
Add back: Goodwill amortization	—	9,756
Add back: Amortization of workforce-in-place	—	1,487
Add back: Debt extinguishment		2,328
Add back: Purchased in-process R&D	6,966	—
Add back: Inventory reserve for extended release oxycodone	8,037
Less: Non-cash compensation charge adjustment	(5,747)	—

Adjusted income before income tax	48,754	17,058
Pro forma income tax	18,673	6,533

Adjusted net income	$30,081	$10,525

Diluted weighted average shares outstanding	102,104	98,649
Diluted earnings per share	$.29	$.11

	(Unaudited)
	Year Ended
	December 31,
	(in thousands)

	2002	2001

GAAP income (loss) before income tax benefit	$60,894	$(41,188)
Add back: Goodwill amortization	—	40,431
Add back: Amortization of workforce-in-place	—	5,948
Add back: Debt extinguishment		2,328
Add back: Non-cash compensation charges	34,659	37,253
Add back: Purchased in-process R&D	20,300	—
Add back: Manufacturing transfer fee	9,000	—
Add back: Inventory reserve for extended release oxycodone	8,037	—

Adjusted income before income tax	132,890	44,772
Pro forma income tax	50,897	17,148

Adjusted net income	$81,993	$27,624

Diluted weighted average shares outstanding	102,126	91,581
Diluted earnings per share	$.80	$.30

Product Review

Percocet®. Net sales of Percocet® were $44.0 million for the three months ended December 31, 2002, a gain of 57% from $28.1 million in the same period of 2001. For the year, net sales were $144.6 million in 2002 versus $101.0 million in 2001, a 43% increase. “This growth reflects the broad market acceptance of Percocet®’s most recent formulations, 7.5/325 and 10/325, which provide effective pain management at a reduced dose of acetaminophen,” Ammon noted.

Lidoderm®. For the fourth quarter of 2002, net sales of Lidoderm® were up 68% to $23.3 million versus $13.9 million in the same period of 2001, and rose 103% to $83.2 million for the year in 2002 versus $40.9 million in 2001. “We are extremely pleased with the strong performance of Lidoderm® and expect continued significant growth from this patent-protected product in the future,” said Ammon.

Other branded products. Combined net sales of all other branded products were $6.4 million and $22.0 million for the quarter and year in 2002 compared with $9.1 million and $25.8 million in the respective periods of 2001.

Generic products. Led by morphine sulfate extended-release tablets and Endocet®, net sales from generic products were $39.9 million in the fourth quarter, up 47% from $27.2 million in the year-ago quarter, and increased to $149.1 million for the year, a 77% increase from $84.3 million for the year ended December 31, 2001.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from February 13, 2003 at 2:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 8392819, and will run until 12:00 a.m. ET on February 20, 2003.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting . In addition, a replay of the webcast will be available until 12:00 a.m. ET on February 20, 2003. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligations to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of the Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 9, 2000, as amended. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

The following table presents Endo’s unaudited net sales for the three months and years ended December 31, 2002 and December 31, 2001:

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31		December 31

	2002	2001	2002	2001

Percocet®	$43,960	$28,136	$144,623	$100,967
Lidoderm®	23,302	13,945	83,218	40,878
Other Brands	6,377	9,146	22,046	25,824

Total Brands	$73,639	$51,227	$249,887	$167,669
Total Generics	$39,852	$27,245	$149,086	$84,310

Total Net Sales	$113,491	$78,472	$398,973	$251,979

The following table presents Endo’s consolidated statements of operations for the three months and years ended December 31, 2002 and December 31, 2001:

Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31

	2002	2001	2002	2001

NET SALES	$113,491	$78,472	$398,973	$251,979
COST OF SALES	27,769	20,588	98,857	74,891

GROSS PROFIT	85,722	57,884	300,116	177,088
COSTS AND EXPENSES:
Selling, general and administrative	31,009	24,574	110,907	79,505
Research and development	12,933	13,598	56,823	38,994
Depreciation and amortization	974	12,064	3,142	49,234
Compensation related to stock options – primarily selling, general and administrative	(5,747)	—	34,659	37,253
Purchased in-process research and development	6,966	—	20,300	—
Manufacturing transfer fee	—	—	9,000	—

OPERATING INCOME (LOSS)	39,587	7,648	65,285	(27,898)
INTEREST EXPENSE, Net	89	4,161	4,391	13,290

INCOME (LOSS) BEFORE INCOME TAX (BENEFIT)	39,498	3,487	60,894	(41,188)
INCOME TAX (BENEFIT)	17,754	(4,472)	30,081	(4,646)

NET INCOME (LOSS)	$21,744	$7,959	$30,813	$(36,542)

NET INCOME (LOSS) PER SHARE:
Basic	$.21	$.08	$.30	$(.40)
Diluted	$.21	$.08	$.30	$(.40)
NET INCOME (LOSS)
Pro Forma to Exclude Amortization of Goodwill and Workforce-in-Place	$21,744	$9,089	$30,813	$3,203

NET INCOME (LOSS) PER SHARE
Pro Forma to Exclude Amortization of Goodwill and Workforce-in-Place:
Basic	$.21	$.09	$.30	$.04
Diluted	$.21	$.09	$.30	$.04
WEIGHTED AVERAGE SHARES:
Basic	102,064	98,526	102,064	91,505
Diluted	102,104	98,649	102,126	91,505

The following table presents the Endo’s unaudited condensed consolidated balance sheet data at December 31, 2002 and December 31, 2001:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	December 31	December 31
	2002	2001

ASSETS
Cash and cash equivalents	$56,902	$95,357
Accounts receivable, net	119,496	85,329
Inventory	35,516	27,766
Other current assets	45,573	32,473

Total current assets	257,487	240,925
Property and equipment, net	11,810	9,883
Goodwill	181,079	182,318
Other Intangibles, net	36,755	12,495
Deferred income taxes	21,184	23,420
Restricted cash	—	150
Other assets	4,657	1,804

TOTAL ASSETS	$512,972	$470,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	—	$91,259
Other current liabilities	$152,429	84,407

Total current liabilities	152,429	175,666
Long-term debt, less current portion	—	—
Other liabilities	7,851	207
Total stockholders’ equity	352,692	295,122

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$512,972	$470,995

The following table presents condensed consolidated cash flow data for the years ended December 31, 2002 and December 31, 2001:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Year Ended
	December 31,

	2002	2001

Net cash provided by operating activities	$109,638	$80,486
Net cash used in investing activities	(23,586)	(6,546)
Net cash used in financing activities	(124,507)	(37,779)

Net (decrease) increase in cash and cash equivalents	$(38,455)	$36,161
Cash and cash equivalents, beginning of period	$95,357	$59,196

Cash and cash equivalents, end of period	$56,902	$95,357

Effective January 1, 2002, Endo adopted the new goodwill accounting standards and will no longer amortize goodwill and workforce-in-place. The pro forma effect of the adoption of these new accounting standards, including the pro forma effect on income taxes for the three months ended December 31, 2002 and December 31, 2001, is as follows:

	(Unaudited)
	Three Months Ended
	December 31,

	2002	2001

	(in thousands, except per
	share data)

Reported net income (loss)	$21,744	$7,959
Add back: Goodwill amortization	—	9,756
Add back: Amortization of workforce-in-place	—	1,487
Less: Pro forma income tax	—	(10,113)

Adjusted net (loss) income	$21,744	$9,089

Basic earnings (loss) per share:
Reported net income (loss)	$.21	$.08
Add back: Goodwill amortization	—	.10
Add back: Amortization of workforce-in-place	—	.01
Less: Pro forma income tax	—	(.10)

Adjusted net income (loss)	$.21	$.09

Diluted earnings (loss) per share:
Reported net income (loss)	$.21	$.08
Add back: Goodwill amortization	—	.10
Add back: Amortization of workforce-in-place	—	.01
Less: Pro forma income tax	—	(.10)

Adjusted net income (loss)	$.21	$.09

Effective January 1, 2002, Endo adopted the new goodwill accounting standards and will no longer amortize goodwill and workforce-in-place. The pro forma effect of the adoption of these new accounting standards, including the pro forma effect on income taxes for the years ended December 31, 2002 and December 31, 2001, is as follows:

	(Unaudited)
	Year Ended
	December 31,

	2002	2001

	(in thousands, except per
	share data)

Reported net income (loss)	$30,813	$(36,542)
Add back: Goodwill amortization	—	40,431
Add back: Amortization of workforce-in-place	—	5,948
Less: Pro forma income tax	—	(6,634)

Adjusted net income (loss)	$30,813	$3,203

Basic earnings (loss) per share:
Reported net income (loss)	$.30	$(.40)
Add back: Goodwill amortization	—	.44
Add back: Amortization of workforce-in-place	—	.07
Less: Pro forma income tax	—	(.07)

Adjusted net income (loss)	$.30	$.04

Diluted earnings (loss) per share:
Reported net income (loss)	$.30	$(.40)
Add back: Goodwill amortization	—	.44
Add back: Amortization of workforce-in-place	—	.07
Less: Pro forma income tax	—	(.07)

Adjusted net income (loss)	$.30	$.04

Definition of Consolidated EBITDA: Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.

Operating Income (Loss) to Consolidated EBITDA Reconciling Items:

Non-cash manufacturing charges reflect the present value of non-interest bearing promissory notes issued annually to Bristol-Myers Squibb Pharma Company (“BMS”) (formerly the DuPont Pharmaceuticals Company) over the initial five-year term of the manufacturing and supply agreement with BMS. Compensation related to stock options is the non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Stock options granted pursuant to the Endo Pharma LLC stock option plans vest if our common stock reaches certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of our common stock. Purchased in-process research and development represents the allocation of fair value related to products in development from the BML acquisition. Manufacturing transfer fee is the one-time payment made to BMS in the third quarter of 2002, which permitted Endo to transfer up to 100% of any Endo product out of any BMS facility at any time and for BMS’s assistance to Endo in the transfer. Non-recurring manufacturing transfer costs represent the costs incurred to transfer certain products from BMS to alternative manufacturers. Endo anticipates incurring these manufacturing transfer costs during 2003.

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